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                                                              EXHIBIT 10(a)

















                               ASSET PURCHASE AGREEMENT

                                     By and Among

                         West Coast Entertainment Corporation

                                         and

                          Choices Entertainment Corporation

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                                  TABLE OF CONTENTS

Section                                                            Page

1.       Sale and Delivery of the Assets . . . . . . . . . . . . .    1

         1.1  Delivery of the Assets . . . . . . . . . . . . . . .    1
         1.2  Further Assurances . . . . . . . . . . . . . . . . .    3
         1.3  Base Purchase Price. . . . . . . . . . . . . . . . .    3
         1.4  Assumption of Liabilities; Etc.. . . . . . . . . . .    4
         1.5  Allocation of Base Purchase Price and
              Assumed Liabilities. . . . . . . . . . . . . . . . .    4
         1.6  The Closing. . . . . . . . . . . . . . . . . . . . .    4
         1.7  Apportionment. . . . . . . . . . . . . . . . . . . .    5
         1.8  Purchase Price Adjustments . . . . . . . . . . . . .    5
         1.9  Option to Purchase Newtown Store . . . . . . . . . .    7
         1.10 Buyer Loan . . . . . . . . . . . . . . . . . . . . .    8

2.       Representations of the Seller . . . . . . . . . . . . . .    8

         2.1  Organization . . . . . . . . . . . . . . . . . . . .    8
         2.2  Capitalization of the Seller and the
              Subsidiaries . . . . . . . . . . . . . . . . . . . .    9
         2.3  Authorization. . . . . . . . . . . . . . . . . . . .    9
         2.4  Ownership of the Assets. . . . . . . . . . . . . . .   10
         2.5  Financial Statements . . . . . . . . . . . . . . . .   10
         2.6  Absence of Undisclosed Liabilities . . . . . . . . .   12
         2.7  Litigation . . . . . . . . . . . . . . . . . . . . .   12
         2.8  Insurance. . . . . . . . . . . . . . . . . . . . . .   12
         2.9  Inventory. . . . . . . . . . . . . . . . . . . . . .   13
         2.10 Fixed Assets . . . . . . . . . . . . . . . . . . . .   13
         2.11 Leases . . . . . . . . . . . . . . . . . . . . . . .   13
         2.12 Change in Financial Condition and Assets . . . . . .   14
         2.13 Tax Matters. . . . . . . . . . . . . . . . . . . . .   14
         2.14 Accounts Receivable. . . . . . . . . . . . . . . . .   15
         2.15 Books and Records. . . . . . . . . . . . . . . . . .   15
         2.16 Contracts and Commitments. . . . . . . . . . . . . .   15
         2.17 Compliance with Agreements and Laws. . . . . . . . .   17
         2.18 Employee Relations . . . . . . . . . . . . . . . . .   18
         2.19 Absence of Certain Changes or Events . . . . . . . .   19
         2.20 Suppliers. . . . . . . . . . . . . . . . . . . . . .   20
         2.21 Prepayments and Deposits . . . . . . . . . . . . . .   20
         2.22 Trade Names and Other Intangible Property. . . . . .   20
         2.23 Employee Benefit Plans . . . . . . . . . . . . . . .   21
         2.24 Regulatory Approvals . . . . . . . . . . . . . . . .   21
         2.25 Indebtedness to and from Officers, Directors and
              Shareholders . . . . . . . . . . . . . . . . . . . .   21
         2.26 Powers of Attorney and Suretyships . . . . . . . . .   22
         2.27 Disclosure . . . . . . . . . . . . . . . . . . . . .   22

3.       Representations of the Buyer. . . . . . . . . . . . . . .   22

         3.1  Organization and Authority . . . . . . . . . . . . .   22
         3.2  Capitalization of the Buyer. . . . . . . . . . . . .   22

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         3.3  Authorization. . . . . . . . . . . . . . . . . . . .   23
         3.4  Regulatory Approvals . . . . . . . . . . . . . . . .   23
         3.5  Disclosure . . . . . . . . . . . . . . . . . . . . .   23

4.       Access to Information; Public Announcements . . . . . . .   23

         4.1  Access to Management, Properties and Records . . . .   23
         4.2  Confidentiality. . . . . . . . . . . . . . . . . . .   25
         4.3  Public Announcements . . . . . . . . . . . . . . . .   25

5.       Pre-Closing Covenants of the Seller . . . . . . . . . . .   25

         5.1  Conduct of Business. . . . . . . . . . . . . . . . .   25
         5.2  Absence of Material Changes. . . . . . . . . . . . .   26
         5.3  Taxes  . . . . . . . . . . . . . . . . . . . . . . .   28
         5.4  Delivery of Financial Statements
              and Payroll Information . . . . . . . . . . . . . ..   28
         5.5  Compliance with Laws . . . . . . . . . . . . . . . .   28
         5.6  Continued Truth of Representations
              and Warranties of the Seller . . . . . . . . . . . .   28
         5.7  Continuing Obligation to Inform. . . . . . . . . . .   28
         5.8  Exclusive Dealing. . . . . . . . . . . . . . . . . .   29
         5.9  No Publicity . . . . . . . . . . . . . . . . . . . .   29
         5.10 Approval of Shareholders . . . . . . . . . . . . . .   29
         5.11 Breakup Fee. . . . . . . . . . . . . . . . . . . . .   30

6.       Satisfaction of Conditions; Liquidated Damages. . . . . .   30

         6.1  Satisfaction of Conditions . . . . . . . . . . . . .   30
         6.2  Liquidated Damages . . . . . . . . . . . . . . . . .   30

7.       Conditions to Obligations of the Buyer. . . . . . . . . .   31

         7.1  Continued Truth of Representations
              and Warranties of the Seller; Compliance with
              Covenants and Obligations  . . . . . . . . . . . . .   31
         7.2  Corporate Proceedings. . . . . . . . . . . . . . . .   31
         7.3  Governmental Approvals . . . . . . . . . . . . . . .   32
         7.4  Consents of Lenders, Lessors and Other
              Third Parties. . . . . . . . . . . . . . . . . . . .   32
         7.5  Adverse Proceedings. . . . . . . . . . . . . . . . .   32
         7.6  Opinion of Counsel . . . . . . . . . . . . . . . . .   32
         7.7  Board of Directors and Shareholder Approval. . . . .   32
         7.8  The Assets . . . . . . . . . . . . . . . . . . . . .   32
         7.9  Update . . . . . . . . . . . . . . . . . . . . . . .   32
         7.10 Cash on Hand at Stores . . . . . . . . . . . . . . .   33
         7.11 Payables . . . . . . . . . . . . . . . . . . . . . .   33
         7.12 Tax Lien Waivers . . . . . . . . . . . . . . . . . .   33
         7.13 Closing of Offering. . . . . . . . . . . . . . . . .   33
         7.14 Closing Deliveries . . . . . . . . . . . . . . . . .   33

8.       Conditions to Obligations of the Seller . . . . . . . . .   34

         8.1  Continued Truth of Representations and
              Warranties of the Buyer; Compliance
              with Covenants and Obligations . . . . . . . . . . .   34
         8.2  Corporate Proceedings. . . . . . . . . . . . . . . .   35
         8.3  Governmental Approvals . . . . . . . . . . . . . . .   35
         8.4  Consents of Lenders, Lessors and Other
              Third Parties. . . . . . . . . . . . . . . . . . . .   35
         8.5  Adverse Proceedings. . . . . . . . . . . . . . . . .   35
         8.6  Opinion of Counsel . . . . . . . . . . . . . . . . .   35
         8.7  Closing Deliveries . . . . . . . . . . . . . . . . .   35

9.       Indemnification . . . . . . . . . . . . . . . . . . . . .   36

         9.1  By the Buyer and the Seller. . . . . . . . . . . . .   36
         9.2  By the Seller. . . . . . . . . . . . . . . . . . . .   37
         9.3  Claims for Indemnification . . . . . . . . . . . . .   37
         9.4  Defense by Indemnifying Party. . . . . . . . . . . .   38
         9.5  Payment of Indemnification Obligation. . . . . . . .   38
         9.6  Survival of Representations; Claims for
              Indemnification... . . . . . . . . . . . . . . . . .   38

10.      Post-Closing Agreements . . . . . . . . . . . . . . . . .   39

         10.1 Proprietary Information. . . . . . . . . . . . . . .   39
         10.2 No Solicitation or Hiring of Former Employees. . . .   39
         10.3 Non-Competition Agreement. . . . . . . . . . . . . .   40
         10.4 Sharing of Data. . . . . . . . . . . . . . . . . . .   40
         10.5 Use of Name. . . . . . . . . . . . . . . . . . . . .   41
         10.6 Cooperation in Litigation. . . . . . . . . . . . . .   41

11.      Termination of Agreement. . . . . . . . . . . . . . . . .   42

         11.1 Termination by Lapse of Time . . . . . . . . . . . .   42
         11.2 Termination by Agreement of the Parties. . . . . . .   42
         11.3 Termination by Reason of Breach. . . . . . . . . . .   42
         11.4 Survival of Certain Obligations. . . . . . . . . . .   42

12.      Transfer and Sales Tax. . . . . . . . . . . . . . . . . .   42

13.      Brokers . . . . . . . . . . . . . . . . . . . . . . . . .   42

         13.1 For the Seller . . . . . . . . . . . . . . . . . . .   42
         13.2 For the Buyer. . . . . . . . . . . . . . . . . . . .   43

14.      Notices . . . . . . . . . . . . . . . . . . . . . . . . .   43

15.      Arbitration . . . . . . . . . . . . . . . . . . . . . . .   44

16.      Successors and Assigns. . . . . . . . . . . . . . . . . .   44

17.      Entire Agreement; Amendments; Attachments . . . . . . . .   44

18.      Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   45

19.      Legal Fees. . . . . . . . . . . . . . . . . . . . . . . .   45

20.      Governing Law . . . . . . . . . . . . . . . . . . . . . .   45

21.      Section Headings. . . . . . . . . . . . . . . . . . . . .   45

22.      Severability. . . . . . . . . . . . . . . . . . . . . . .   46

23.      Counterparts. . . . . . . . . . . . . . . . . . . . . . .   46

Exhibits
A - Form of Escrow Agreement
B - Instrument of Assumption of Liabilities
C - Substance of Opinion of Seller's Counsel
D - Bill of Sale
E - Substance of Opinion of Hale and Dorr

                               ASSET PURCHASE AGREEMENT


         Agreement made as of December 16, 1996 between West Coast Entertainment Corporation, a Delaware corporation with its principal office at 9990 Global Road, Philadelphia, Pennsylvania 19115 (the "Buyer"), and Choices Entertainment Corporation, a Delaware corporation with its principal office at 836 West Trenton Avenue, Morrisville, Pennsylvania 19067 (the "Seller").

                                Preliminary Statement

         The Buyer desires to purchase, and the Seller desires to sell, substantially all of the assets and business of the Seller, for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

    1.   Sale and Delivery of the Assets

         1.1  Delivery of the Assets.

              (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests, all of which relate to the nine retail video stores owned and operated by Seller as listed on Schedule A attached hereto (collectively, the "Stores" and individually, a "Store"):

                   (i) all inventories, videotapes, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Seller (collectively, the "Inventory") which exist on the Closing Date (as defined below);

                   (ii) all accounts, accounts receivable, notes and notes receivable existing on the Closing Date which are payable to the Seller, including any security held by the Seller for the payment thereof (the "Accounts Receivable");

                   (iii) all prepaid expenses, security and other deposits, bank accounts and other similar assets of the Seller existing on the Closing Date, including the cash represented by such assets;

                   (iv) all rights of the Seller under the contracts, agreements, leases, licenses and other instruments set forth on Schedule 2.16 attached hereto other than such rights under contracts, agreements, leases, licenses and other instruments included on Schedule 1.1(ii) (collectively, the "Contract Rights");

                   (v) all books, records and accounts, correspondence, manuals, customer lists, employment records, studies, reports or summaries incident to the Seller's retail store operations;

                   (vi) all rights of the Seller under express or implied warranties from the suppliers of the Seller;

                   (vii) the motor vehicles and other rolling stock owned by the Seller on the Closing Date;

                   (viii) all of the machinery, equipment, furniture, leasehold improvements and construction in progress owned by the Seller on the Closing Date whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "Fixed Assets");

                   (ix) all of the Seller's right, title and interest in and to all intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, or any derivation thereof, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Seller in its business and all licenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property"); provided, however, that the Intangible Property shall not include the name "Choices Entertainment" (and provided, further, that the Seller shall grant to Buyer a perpetual, nonexclusive license to use the name "Choices Entertainment" as provided in
Section 10.5 below); and

                   (x) except as specifically provided in Subsection 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

              (b) Notwithstanding the provisions of paragraph (a) above, the assets to be transferred to the Buyer under this Agreement shall not include (i) Seller's cash in bank accounts or at the Stores (except for the $600 per Store required to be left at the Stores on the Closing Date, as required by Section
7.10 below); (ii) the outstanding shares of capital stock of the subsidiaries of the Seller set forth on Schedule 1.1(i) attached hereto (collectively, the "Subsidiaries"); and (iii) those assets listed on Schedule 1.1(ii) attached hereto (the "Excluded Assets").

              (c) The Inventory, Accounts Receivable, Contract Rights, Fixed Assets, Intangible Property and other properties, assets and business of the Seller described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

         1.2 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

         1.3  Base Purchase Price.

              (a) In addition to the Buyer's assumption of liabilities as provided in Section 1.4 below, the purchase price for the assets shall be $2,430,000 (the "Base Purchase Price") subject to the adjustments provided in Subsection 1.8 hereof.

              (b) At the Closing, the Buyer shall deliver to the Seller 90% of the Base Purchase Price in cash, by cashiers or certified check or by wire transfer of immediately available funds to an account designated by the Seller. The outstanding amount of principal and interest due under the Buyer Loan (as defined in Section 1.10 below) shall be credited towards the portion of the Base Purchase Price payable at the Closing.

              (c) At the Closing, an amount of cash equal to 10% of the Base Purchase Price shall be held by the Buyer as escrow agent (the "Escrow Agent") in an escrow account in accordance with the Escrow Agreement attached hereto as Exhibit A.

         1.4  Assumption of Liabilities; Etc.

              (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit B, pursuant to which it shall assume and agree to perform, pay and discharge the following liabilities, obligations and commitments of the Seller (the "Assumed Liabilities"):

                   (i) The obligations of the Seller relating to periods after the Closing under the Leases specified on Schedule 1.4 which become due and payable after the Closing Date;

                   (ii) The other liabilities and obligations of the Seller specifically set forth in Schedule 1.4 attached hereto.

              (b) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities.

              (c) If the Buyer, in its sole and absolute discretion, agrees (after provision of reasonable notice to and consultation with the Seller), to perform, pay or discharge any obligations, liabilities or commitments (fixed or contingent) of the Seller, the dollar amount of all such obligations, liabilities and commitments shall reduce, on a dollar for dollar basis, the Purchase Price.

         1.5 Allocation of Base Purchase Price and Assumed Liabilities. The aggregate amount of the Base Purchase Price and the Assumed Liabilities shall be allocated among the Assets as set forth on Schedule 1.5 attached hereto. Such allocation shall be subject to adjustment to the extent that the Base Purchase Price is adjusted pursuant to Subsections 1.8 hereof in the manner specified in such Subsection.

         1.6 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, on a date specified by the Buyer to the Seller on not less than two business days notice (which may be given orally), which date shall be on or after February 28, 1997, but before the Termination Date (as hereinafter defined) or on such later date as may be mutually agreeable to the Buyer and the Seller (the "Closing Date"). The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the date of the Closing (the "Closing Date"). As used herein, "Termination Date" shall mean the earlier to occur of (x) the date which is 30 days after the date of closing of a public offering or private placement of Buyer's debt or equity securities to third parties, resulting in gross proceeds to the Buyer in an amount sufficient to enable the Buyer to consummate the transactions contemplated hereby and certain additional acquisitions (the "Offering"), and (y) April 30, 1997. The Buyer hereby covenants and agrees to use commercially reasonable efforts to consummate the Offering on or before March 31, 1997.

         1.7 Apportionment. The Purchase Price shall not be adjusted for prepaid expenses of any type or kind, including without limitation, prepaid premiums on insurance, water and sewer use charges, transfer taxes and recording fees, if any, incurred in connection with the transfer of the Assets contemplated hereby, or real property taxes for the then current tax period.

         1.8 Purchase Price Adjustments. The Base Purchase Price set forth in Subsection 1.3 hereof shall be subject to adjustment on or after the Closing Date as follows:

              (a) After the Closing Date, the Seller shall cause its independent public accountants (the "Accountants"), to conduct an audit of the books and records of the Seller as of December 31, 1996 (the "Audit Date"), and the Accountants shall, on or before March 31, 1997 deliver an audited balance sheet of the Seller as of the Audit Date (the "1996 Audited Balance Sheet") and the related statement of income for the twelve-month period then ended (the "Audit Period") to each of the Buyer and the Seller. The 1996 Audited Balance Sheet and the related statement of income (collectively, the "1996 Audited Statements") shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently with the Seller's past practice, and shall be certified without qualification by the Accountants (except for a "going concern" qualification substantially similar to that contained in Seller's audited financial statements for Seller's 1995 fiscal year, copies of which have been provided to the Buyer (the "Going Concern Qualification")).

              (b)  The 1996 Audited Statements delivered pursuant to paragraph
(a) above shall be accompanied by a statement prepared by the Seller, setting forth the Cash Flow Adjustment (as defined in Section 1.8(g) below), if any, together with the calculation showing the basis for the determination thereof.

              (c) In the event that the Buyer or the Seller dispute the 1996 Audited Statements or the calculation of the Cash Flow Adjustment, the disputing party shall notify the other parties hereto in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within 10 calendar days after delivery of the Adjustment Statements. In the event of such a dispute, the parties hereto shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 10 calendar days after delivery of the Adjustment Statements, the dispute shall be submitted to the Accountants and Price Waterhouse LLP, independent accountants for the Buyer (the "Buyer's Accountants"), for resolution. The Accountants and Buyer's Accountants shall use their best efforts to resolve the dispute within 10 days after submission. If they are unable to agree upon a resolution of the dispute within such 10-day period, the dispute shall be submitted for arbitration in accordance with Section 15.

              (d) The fees and expenses of the Accountants in connection with the preparation of 1996 Audited Balance Sheet and the resolution of disputes pursuant to paragraph (c) above shall be borne by the Seller and the fees and expenses of the Buyer's Accountants in connection with the resolution of disputes pursuant to paragraph (c) above shall be borne by the Buyer.

              (e) Immediately upon the expiration of the 10-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to paragraph (c) above, the Base Purchase Price shall be adjusted by the Cash Flow Adjustment (as so adjusted, the "Adjusted Base Purchase Price").

              (f) For purposes of this Subsection 1.8, "net operating cash flow" shall be equal to Store net income, plus film amortization, plus used tape cost of goods (to the extent included in the game or rental tape purchase amount described below), plus depreciation, less game and rental tape purchases. For purposes of calculating Seller's net operating cash flow pursuant to Section 1.8(g) below, there shall be excluded all of Seller's expenses directly related to Store #13 (as indicated on Schedule A), and all revenues from Store #13.

              (g) A Cash Flow Adjustment shall occur only if the net operating cash flow for the Audit Period, as determined by the Accountants (the "Audited Cash Flow") is less than $700,000. A Cash Flow Adjustment shall be a reduction in the Base Purchase Price by an amount determined as follows:

            Base Purchase Price - Base Purchase Price x Audited Cash Flow
                                  ---------------------------------------
                                                 $700,000

Any such reduction shall reduce the cash portion of the Purchase Price.

         1.9  Option to Purchase Newtown Store.

              (a) If the event specified in Section 5.11(a) or (b) shall occur, the Buyer shall have the option (the "Option") to purchase all of the Seller's assets relating to Seller's retail video store located at Village at Newtown, South Eagle Road, Newtown, Pennsylvania (the "Newtown Store") for a price of $250,000 payable in cash at closing. The purchase price may, at Buyer's option, be paid by (i) cancellation of the outstanding amount of the Buyer Loan (described in Section 1.10 below), and (ii) cancellation of the Seller's obligation to pay to Buyer the fee described in Section 5.11 below.

              (b) The assets shall be of the same type and kind as the Assets, but shall include only those Assets relating to or used in the conduct of the business of the Newtown Store, and shall exclude all of Seller's cash in bank accounts, but $600 in cash shall be left at the Newton Store on the closing date (the "Newtown Store Assets").

              (c) In connection with the purchase of assets upon exercise of the Option, (i) the Buyer shall assume the Seller's lease for the space occupied by the Newtown Store, but shall assume no other liabilities of the Seller, (ii) the Seller shall deliver the assets free and clear of all liens, security interests or encumbrances and shall obtain all required governmental and third party consents, and (iii) the Buyer and the Seller shall enter into an Asset Purchase Agreement, in form and on terms substantially similar to this Agreement, with such conforming changes as may be necessary or appropriate to reflect that Seller will continue to conduct its retail video store business.

              (d) The Option may be exercised by Buyer at any time within the 60-day period following the date on which the Option first becomes exercisable, by delivery of written notice of exercise by the Buyer to the Seller. If the Buyer fails to timely exercise the Option, the Buyer shall be deemed to have elected not to exercise the Option, and the Option shall thereafter expire and be of no force and effect.

              (e) The closing of the acquisition by the Buyer of the assets relating to the Newtown store (the "Option Closing") shall take place within two days following the date of delivery of the notice from the Buyer, or as soon as practicable thereafter, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, or at such other time and date as may be mutually agreed upon in writing by the parties hereto.

         1.10 Buyer Loan. On or about the date hereof, the Buyer shall loan to the Seller the sum of $150,000 in cash (the "Buyer Loan"). Such loan shall be evidenced by a promissory note and secured loan agreement, in form and substance acceptable to the parties, which shall provide for (i) payment of the loan at the Closing (or, if applicable, at the Option Closing), (ii) payment on demand at any time from and after April 30, 1997, and (iii) interest (due at maturity, but not before) at the rate of 12% per annum (simple interest). The Buyer Loan shall be secured by a security interest in all of the Newtown Store Assets (including inventory or accounts receivable), which shall have priority over any other liens on such assets, except for the liens specifically identified on
Schedule 1.10.

    2.   Representations of the Seller

    The Seller represents and warrants to the Buyer as follows:

         2.1 Organization. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. Schedule 1.1(i) attached hereto constitutes a true, correct and complete list of all corporate, partnership, joint venture and other entities in which the Seller holds, directly or indirectly, a 50% or greater interest. Each of the Subsidiaries is a corporation or other entity duly organized and validly existing, and at the Closing will be in good standing, under the laws of the state of its incorporation or organization and has all requisite power and authority to own its properties and to carry on its business as now being conducted. The Seller and the Subsidiaries are each duly qualified to do business, and at the Closing will be in good standing, in all jurisdictions in which their ownership of property or the character of their business requires such qualification. Certified copies of the charter, bylaws and other governing instruments of each of the Seller and the Subsidiaries, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Except as set forth on Schedule 2.1, the Seller does not own any capital stock of or other equity interest in any corporation, partnership or other entity, other than the Subsidiaries. Schedule A sets forth a list of each retail video rental store (including the location of each such store (and the name and address of all owners (if not Seller) of each such store)) owned, operated or licensed directly or indirectly by the Seller. The Stores constitute all of the retail video rental stores operated by the Seller, or in which Seller has a direct or indirect interest.

         2.2 Capitalization of the Seller and the Subsidiaries. The Seller's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value, of which 22,004,395 shares are issued and outstanding, and 5,000 shares of Series C Preferred Stock, $.01 par value, 37.4 of which are issued and outstanding, and such outstanding shares of Common Stock and Preferred Stock are held of record and beneficially by the stockholders listed on Schedule 2.2 attached hereto. All of such shares have been duly and validly issued and are fully paid and nonassessable. The authorized capital stock of the Subsidiaries is as set forth on Schedule 2.2 attached hereto. All of such shares have been duly and validly issued, are fully paid and nonassessable and held of record by the Seller.

         2.3 Authorization. The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate action, except that the Seller's shareholders have not yet approved such transactions. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the charter or bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) except with respect to the Leases (as to which the consent of the respective landlords is required), conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

         2.4 Ownership of the Assets. Schedule 2.4(i) attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets (collectively, the "Encumbrances"). The Seller is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Assets, free and clear of all Encumbrances of any kind, except as set forth on
Schedule 2.4(ii) attached hereto (the "Permitted Encumbrances"). The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for the Permitted Encumbrances. The Encumbrances which are listed on
Schedule 1.10 secure obligations of the Seller which have been discharged in full.

         2.5  Financial Statements.

              (a) The Seller has previously delivered to the Buyer its combined audited balance sheets as of December 31, 1993, 1994 and 1995 (the "Audited Balance Sheets") and the related statements of income, shareholders' equity, retained earnings and statements of cash flow of the Seller for the fiscal years ended December 31, 1993, 1994 and 1995 (collectively, including the Audited Balance Sheet, the "Audited Financial Statements").

    The Seller has also delivered its combined unaudited balance sheets as of Seller's fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "Unaudited Balance Sheets") and the related statements of income, shareholders' equity, retained earnings and statements of cash flow of the Seller for the fiscal quarters then ended (collectively, including the Unaudited Balance Sheets, the "Unaudited Financial Statements").

    The Seller shall deliver to the Buyer, on or before March 31, 1997, with (or as part of) the 1996 Audited Statements, its combined audited balance sheets as of December 31, 1996 and December 31, 1995, and the combined comparative statements of operations and retained earnings and statements of cash flows for the years ended December 31, 1996 and December 31, 1995 (the "Comparative Financial Statements").

    The Seller has delivered to the Buyer its internal statements for each whole monthly period commencing after September 30, 1996 and ending prior to the date hereof and shall deliver to the Buyer as promptly as possible following the last day of each month prior to the Closing, commencing with November 1996, and in any event within 45 days after the end of each such month, its balance sheet and related statements of income, shareholders' equity, retained earnings and changes in financial condition for the one-month period then ended, all certified by the Accountants or Seller's chief financial officer (collectively, the "Internal Financial Statements").

    The Audited Financial Statements and the Comparative Financial Statements have been (or will be) prepared in accordance with GAAP applied consistently with past practice, and are (or will be) certified without qualification (except for the Going Concern Qualification) by the Seller's independent certified public accountants. The Unaudited Financial Statements and the Internal Financial Statements have been or will be certified by the Seller's chief financial officer to have been prepared in accordance with GAAP, consistent with past practice.

    The Audited Financial Statements and the Unaudited Financial Statements are hereinafter referred to collectively as the "Financial Statements." The Seller's Balance Sheet dated September 30, 1996 is sometimes hereinafter referred to as its "Current Balance Sheet."

              (b) The Financial Statements, the Internal Financial Statements and the Comparative Financial Statements fairly present (or will fairly present), as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Seller and the results of operations of the Seller's business for the periods indicated; with respect to the contracts and commitments for the sale of goods or the provision of services by the Seller, the Financial Statements, the Internal Financial Statements and the Comparative Financial Statements contain and reflect (or will contain and reflect) adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements, the Internal Financial Statements and the Comparative Financial Statements are (or will be) sufficient for the payment of all unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Seller, whether disputed or not, for the applicable period then ended and periods prior thereto.

    The results of Seller's operations for the 12-month period ended December 31, 1996, as reflected in the 1996 Audited Financial Statements will not be materially different from the results of Seller's operations for such period as reflected in the Unaudited Financial Statements, the Internal Financial Statements and the Comparative Financial Statements.

         2.6  Absence of Undisclosed Liabilities.  Except as and to the extent
(a) reflected and reserved against in the Current Balance Sheet, (b) set forth on Schedule 2.6 attached hereto or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets. For purposes of this Subsection 2.6, "material" means any amount in excess of $10,000.

         2.7 Litigation. Except as set forth on Schedule 2.7 attached hereto, the Seller is not a party to, or to the Seller's knowledge threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Seller. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

         2.8 Insurance. Schedule 2.8 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or business of the Seller and of all life insurance policies maintained for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1991. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Seller to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for the Seller's business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.

         2.9 Inventory. Schedule 2.9 attached hereto sets forth a true, correct and complete list of the Inventory as of September 30, 1996, including a description and the book value thereof. Schedule 2.9, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of the Inventory as of the Closing Date, including a description and valuation thereof. Such Inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Seller. The value of all items of obsolete materials and of materials of below standard quality has been written down to realizable market value, and the values at which such Inventory is carried reflect the normal inventory valuation policy of the Seller of stating the Inventory at the lower of cost or market value in accordance with generally accepted accounting principles.

         2.10 Fixed Assets. Schedule 2.10 attached hereto sets forth a true, correct and complete list of all Fixed Assets as of September 30, 1996, including a description and the book value thereof. Schedule 2.10, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of all Fixed Assets as of the Closing Date, including a description and valuation thereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Seller in the ordinary course of business and in the production of products of the Seller and normal maintenance has been consistently performed with respect to such Fixed Assets.

         2.11 Leases. Schedule 2.11 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Seller is a party (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 2.11, have not been modified or amended since the date of delivery to the Buyer. Except as set forth on Schedule 2.11, no party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. Except as set forth on Schedule 2.11 attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Seller is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 2.11 attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Seller. The Financial Statements contain adequate reserves to provide for the restoration of the properties subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

         2.12 Change in Financial Condition and Assets.  Except as set forth on
Schedule 2.12 attached hereto, since September 30, 1996, there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of the Seller. Except as set forth on Schedule 2.12, the Seller has no knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the

Seller or its business, properties, assets, condition (financial or otherwise) or prospects.

         2.13 Tax Matters.

              (a)  Except as set forth on Schedule 2.13 to this Agreement:

                   (i) Within the times and in the manner prescribed by law, the Seller has filed all Returns which are required to be filed;

                   (ii) With respect to all amounts in respect of Taxes imposed upon the Seller for which it could be liable, whether to Taxing Authorities (as, for example, under law) or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Seller to Taxing Authorities or others on or before the date hereof have been paid.

                   (iii) All Returns filed by the Seller constitute complete and accurate representations of the respective Tax liabilities of, or attributable to, the Seller for such years;

                   (iv) No examination of the Returns of the Seller is currently in progress nor, to the knowledge of the Seller, threatened and no unresolved deficiencies have been asserted or assessed against the Seller as a result of any audit by any Taxing Authority and no such deficiency has been proposed or threatened;

                    (v) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller;

                   (vi) The Seller is not a person other than a United States person within the meaning of the Code;

         (b) For purposes of this Section 2.13: "Return" means any return, declaration, report, statement or other document required to be filed in respect of any Tax. "Tax" or "Taxes" means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duty or other tax, fee, assessment or charge of any kind whatever, together with interest and any penalty, addition to tax or additional amount with respect thereto. "Taxing Authority" means any governmental authority responsible for the imposition of Taxes.

         2.14 Accounts Receivable. Schedule 2.14 attached hereto sets forth a true, correct and complete list of all Accounts Receivable, including an aging thereof as of September 30, 1996. Schedule 2.14, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of the Accounts Receivable as of the Closing Date, including an aging thereof. All Accounts Receivable arose out of the sales or rentals of inventory or services in the ordinary course of business and are collectible in the face value thereof within 90 days of the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts as set forth thereon, which reserve is adequate and was calculated in accordance with generally accepted accounting principles consistently applied.

         2.15 Books and Records. The general ledgers and books of account of the Seller, all federal, state and local income, franchise, property and other tax returns filed by the Seller, with respect to the Assets, and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

         2.16 Contracts and Commitments.

              (a) Schedule 2.16 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                   (i) all loan agreements, indentures, mortgages and guaranties to which the Seller is a party or by which the Seller or any of its property is bound;

                  (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which the Seller is a party or by which the Seller or any of its property is bound;

                 (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property is bound which (A) involve payments or receipts by the Seller of more than $2,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or
(B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Seller;

                  (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Seller is a party or by which the Seller or any of its property is bound;

                   (v) all agency, distributor, sales representative and similar agreements to which the Seller is a party;

                  (vi) all contracts, agreements or other understandings or arrangements between the Seller any stockholder or affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended (an "Affiliate")) of the Seller;

                 (vii) all leases, whether operating, capital or otherwise, under which the Seller is lessor or lessee; and

                (viii) any other material agreement or contract entered into by the Seller.

              (b)  Except as set forth on Schedule 2.16 attached hereto:

                   (i) each Contract is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                  (ii) the Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Seller on its part prior to the date hereof, and the Seller has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                 (iii) the Seller is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                  (iv) to the knowledge of the Seller, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                   (v) the Seller is not restricted by any Contract from carrying on its business anywhere in the world; and

                  (vi) the Seller has no written or oral Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

              (c) Except as set forth on Schedule 2.3 or Schedule 2.16, the continuation, validity and effectiveness of each Contract will not be affected by the transfer thereof to Buyer under this Agreement and all such Contracts are assignable to Buyer without a consent.

              (d) True, correct and complete copies of all Contracts have previously been delivered by the Seller to the Buyer.

         2.17 Compliance with Agreements and Laws. The Seller has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). Schedule 2.17 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Seller to the Buyer. The Seller is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Seller or its properties. The business of the Seller does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Seller. Except as set forth on Schedule 2.17 attached hereto, the Seller has not since January 1, 1993 received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

         2.18 Employee Relations.

              (a) The Seller is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

              (b)  Except as set forth on Schedule 2.18 attached hereto:

                   (i) none of the employees of the Seller is represented by any labor union;

                  (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any state or local agency;

                 (iii) there is no pending labor strike or other material labor trouble affecting the Seller (including, without limitation, any organizational drive);

                  (iv) there is no material labor grievance pending against the Seller;

                   (v) there is no pending representation question respecting the employees of the Seller; and

                  (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Seller is a party, or to the knowledge of the Seller, any basis for which a claim may be made under any collective bargaining agreement to which the Seller is a party.

              (c) For purposes of this Subsection 2.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Seller's business.

         2.19 Absence of Certain Changes or Events.  Except as set forth on
Schedule 2.19 attached hereto, since September 30, 1996, the Seller has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not:

              (a) Incurred any material obligation or liability for borrowed money;

              (b) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

              (c) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Assets;

              (d) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

              (e) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

              (f) Suffered any losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $5,000 in the aggregate, or waived any rights of any value;

              (g) Made any changes in compensation of its officers, directors or employees;

              (h) Received notice of any litigation, warranty claim or products liability claims; or

              (i) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 2.23 hereof.

         2.20 Suppliers. Schedule 2.20 attached hereto sets forth a true, correct and complete list of the names and addresses of the ten suppliers of the Seller which accounted for the largest dollar volume of purchases by the Company for the fiscal year ending December 31, 1995. None of such suppliers has notified the Seller that it intends to discontinue its relationship with the Seller.

         2.21 Prepayments and Deposits. Schedule 2.21 attached hereto sets forth all prepayments or deposits from customers for products to be shipped, or services to be performed, after the Closing Date which have been received by the Seller as of the date hereof.

         2.22 Trade Names and Other Intangible Property.

              (a) Schedule 2.22 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by the Seller to the Buyer.

              (b) Except as otherwise disclosed in Schedule 2.22 attached hereto, the Seller is the sole and exclusive owner of all Intangible Property and all designs, permits, labels and packages used on or in connection therewith. The Intangible Property owned by the Seller is sufficient to conduct the Seller's business as presently conducted and, when transferred to the Buyer pursuant to this Agreement, will be sufficient to permit the Buyer to conduct the business of the Seller as presently conducted by the Seller. The Seller has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. The Seller has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller. The Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property.

         2.23 Employee Benefit Plans.

              (a) The Seller does not now have or otherwise contribute to or participate in, and has not in the past had or otherwise contributed to, any employee benefit plan subject to the reporting requirements of the Employee Retirement Income Security Act of 1974.

              (b) The Buyer assumes no liabilities with respect to any employee benefit plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation.

              (c) Schedule 2.23 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the Seller's employees, or maintained at any time since
January 1, 1991 by the Seller or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) (the "Employee Plans") and, except as set forth on Schedule 2.23 attached hereto, the Seller has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

         2.24 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Seller and which are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith are set forth on
Schedule 2.24 attached hereto and have been, or will be prior to the Closing Date, obtained and satisfied.

         2.25 Indebtedness to and from Officers, Directors and Shareholders. Except as set forth on Schedule 2.25 attached hereto, the Seller is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Seller or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Balance Sheet, and no such officer, director, shareholder or affiliate is indebted to the Seller, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         2.26 Powers of Attorney and Suretyships.  Except as set forth on
Schedule 2.26 attached hereto, the Seller has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

         2.27 Disclosure. No representation or warranty by the Seller in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Seller has disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement.

    3. Representations of the Buyer. The Buyer represents and warrants to the Seller as follows:

         3.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby. Copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Buyer is qualified to transact business, and in good standing, in the State of New Jersey and the Commonwealth of Pennsylvania.

         3.2 Capitalization of the Buyer. On the date hereof, the Buyer's authorized capital stock consists of 35,000,000 shares of Common Stock, $.01 par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share, none of which shares of Preferred Stock are issued or outstanding. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and nonassessable.

         3.3 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

         3.4 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

         3.5 Disclosure. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

    4.   Access to Information; Public Announcements

         4.1  Access to Management, Properties and Records.

              (a) Except to the extent prohibited by law, from the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Seller, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Seller, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records, including without limitation, correspondence, manuals, customer lists, employment records, studies, reports or summaries relating to or arising out of the business of the Seller. Except to the extent prohibited by law, the Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the business of the Seller as the Buyer shall reasonably request.

    Notwithstanding the foregoing, the Seller is engaged in certain litigation matters, all of which are described in Seller's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (copies of which reports have been provided to the Buyer, and are hereinafter referred to as the "Applicable Public Reports"). The Seller believes, in good faith, that much of its information (and associated documentation relating thereto) relating to such litigation is attorney-client privileged. Buyer agrees that it need not be provided with access to such privileged information, which agreement is based on Seller's (i) representation and warranty to Buyer that such litigation matters are reasonably completely and accurately described in the Applicable Public Reports, (ii) representation to Buyer that access to such information by Buyer would jeopardize Seller's attorney-client privilege with respect to such information, and (iii) agreement to indemnify and hold harmless Buyer in respect of any damages, costs, claims or liability arising from such litigation.

              (b) If the Buyer, at its option and expense, prior to the Closing Date, elects to have a report or reports prepared by an engineer or other professional selected by the Buyer, certifying that the real property associated with the Assets (i) complies with all applicable federal, state and local environmental and wetlands laws, rules and regulations and that there is not now, and never has been, manufacture, storage, or disposal of hazardous wastes at the real estate in violation of said laws, rules and regulations,
(ii) complies with all applicable building, health and fire codes, and subdivision control laws, rules and regulations, the Seller shall cooperate with such engineer or professional to the extent necessary to prepare such reports, including, without limitation, providing such engineer or professional access to such real property and necessary records, and arranging interviews with employees of the Seller.

              (c) If reasonably requested by the Buyer, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies or instrumentalities.

         4.2 Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of the Seller or the Buyer which shall have been furnished by the Buyer or the Seller to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the above, (a) the Buyer may include in any Registration Statement or periodic report filed by it with the Securities and Exchange Commission or any state securities commission or any stock market and (b) otherwise disclose, to the extent reasonably advised to do so by counsel, any information regarding the Seller, the business of the Seller, the financial condition of the Seller and/or the terms of this Agreement.

         4.3 Public Announcements. The Seller agrees that prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by the Buyer shall be subject to the approval of the Buyer, which approval Buyer agrees shall not be unreasonably withheld.

    5.   Pre-Closing Covenants of the Seller

         From and after the date hereof and until the Closing Date:

         5.1 Conduct of Business. The Seller shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by the Buyer. All of the property of the Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

         5.2 Absence of Material Changes. Without the prior written consent of the Buyer (which consent shall not be unreasonably withheld), the Seller shall not:

              (a) Except to the extent described in Seller's Proxy Statement dated November 20, 1996 (with respect to Seller's annual meeting of shareholders (the "November Proxy Statement")), take any action to amend its charter or Bylaws;

              (b) Issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities, except (1) upon exercise of currently outstanding options or warrants or other rights to acquire stock in the Seller; (2) upon conversion of currently outstanding convertible securities; or (3) for issuance of options to purchase 400,000 shares of Seller's Common Stock to persons who are elected to Seller's Board of Directors, as described in the November Proxy Statement;

              (c) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

              (d) Declare or make any payment or distribution to its shareholders with respect to their stock or purchase or redeem any shares of its capital stock;

              (e) Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets;

              (f) Sell, assign, or transfer any of the Assets, except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost;

              (g) Except as described in Schedule 5.2(g), cancel any debts or claims, except in the ordinary course of business;

              (h) Merge or consolidate with or into any corporation or other entity;

              (i) Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees;

              (j) Make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

              (k) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

              (l) Take or permit any act or omission constituting a material breach or default under any contract, indenture or agreement by which it or its properties are bound;

              (m) Fail to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until after the Closing Date;

              (n) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, furniture and equipment;

              (o) Enter into any leases, contracts, agreements or understandings other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $5,000 for each such lease, contract, agreement or understanding;

              (p) Engage any employee for a salary in excess of $10,000 per annum (except to replace an existing employee at a salary not in excess of such existing employee's then current salary);

              (q) Materially alter the terms, status or funding condition of any Employee Plan;

              (r)  Make any loans to any person or entity; or

              (s) Commit or agree to do any of the foregoing in the future prior to the Closing Date (provided any such commitment with respect to periods after the Closing Date may not prohibit or contradict performance by the Seller of its obligations under this Agreement, or otherwise impair or impede the Seller's ability to perform any of its obligations hereunder).

         5.3 Taxes. The Seller will, on a timely basis, file all tax returns for and pay any and all taxes which shall become due or shall have accrued (a) on account of the operation of the business of the Seller or the ownership of the Assets on or prior to the Closing Date or (b) on account of the sale of the Assets (including a pro-rata portion of all personal property and excise taxes payable with respect to the Assets by the Seller).

         5.4 Delivery of Financial Statements and Payroll Information. The Seller will deliver the Internal Financial Statements and the Comparative Financial Statements, at the times and in accordance with the provisions of
Section 2.5. On or before December 31, 1996, Seller shall provide to the Buyer, the Seller's W-2 payroll information for all of Seller's employees, for the 12-month period ending on December 31, 1995, and such information shall be true, complete and correct in all material respects. On or before January 31, 1997, Seller shall provide to the Buyer, on computer diskette, the Seller's W-2 payroll information for all of Seller's employees, for the 12-month period ending on December 31, 1996, and the information contained thereon shall be true, complete and correct in all material respects.

         5.5 Compliance with Laws. The Seller will comply with all laws and regulations which are applicable to it, its ownership of the Assets or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

         5.6 Continued Truth of Representations and Warranties of the Seller. The Seller will not take any actions which would result in any of the representations or warranties set forth in Section 2 hereof being untrue.

         5.7 Continuing Obligation to Inform. From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

         5.8 Exclusive Dealing. The Seller will not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Assets, or any equity interest in, the Seller or any equity investment, merger, consolidation or business combination with the Seller, or (b) subject to the exercise by the Seller's Directors' of their fiduciary duties (as advised in writing by counsel) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Seller shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

    Nothing herein shall prohibit or prevent the Seller from soliciting, initiating or encouraging proposals with respect to transactions to be consummated after the Closing of the transactions contemplated by this Agreement, provided that (1) none of such proposals or transactions may relate to the Assets, the Seller's retail video business or the transactions contemplated by this Agreement and (2) none or such proposals or transactions with respect to periods after the Closing may prohibit or contradict performance by the Seller of its obligations under this Agreement, or otherwise impair or impede the Seller's ability to perform any of its obligations hereunder.

         5.9 No Publicity. Except as required by applicable laws, the Seller shall make no public announcement with respect to this Agreement or the transactions contemplated hereby without the express prior written consent of the Buyer. The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, the terms of this Agreement and the transactions contemplated hereby. If the Seller believes that disclosure is required by applicable laws, it shall promptly so notify the Buyer, which notice shall include a draft of the proposed disclosure, and the Seller shall work in good faith with Buyer to agree upon the disclosure to be made by Seller.

         5.10 Approval of Shareholders. Seller shall promptly prepare (and submit to its shareholders) a Proxy Statement and such other documentation as may be necessary to submit, on or before the Closing Date, the approval of the transactions contemplated hereby to Seller's shareholders, which Proxy Statement shall be in form and substance reasonably acceptable to the Buyer. Without limiting the foregoing, Seller shall recommend that its shareholders approve the transaction contemplated hereby (subject to the last paragraph of Section 5.11 below) and otherwise use its best efforts to obtain the approval of the Seller's shareholders of the transactions contemplated hereby.

         5.11 Breakup Fee. The Seller shall pay to the Buyer the sum of $100,000, which the parties agree to be equal to the reasonable fees and expenses incurred by the Buyer in connection with the consummation of the transactions contemplated hereby:

         (a) If Seller's shareholders for any reason fail to approve the consummation of the transactions contemplated hereby on or before the Closing Date; or

         (b) the Seller's Directors, whether or not in the exercise of their fiduciary or other legal duties, on or before the Closing Date, shall have failed to approve or recommend, or shall have withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation of, this Agreement or the terms hereof.

    Nothing contained in this Section 5.11 shall relieve the Seller of its obligation (subject to the exercise by the Seller's Directors' of their fiduciary duties, as advised in writing by counsel) to recommend that the Seller's stockholders accept and approve the transactions contemplated by this Agreement. The provisions contained in this Section 5.11 shall survive any termination of this Agreement.

    6.   Satisfaction of Conditions; Liquidated Damages.

         6.1 Satisfaction of Conditions. The Seller and the Buyer covenant and agree to use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

         6.2  Liquidated Damages.

              (a) The parties hereto agree that the harm suffered by the Buyer as a result of a breach of this Agreement by the Seller and the failure by the Seller to consummate the transactions contemplated hereby is difficult to accurately estimate. The parties agree, based on all present circumstances, that $100,000 represents a reasonable estimate of the damages, excluding lost opportunity costs, which would be suffered by the Buyer upon a failure to close due to a breach of the Seller.

              (b) If Seller (i) willfully or intentionally breaches any representation, warranty or covenant under this Agreement, willfully or intentionally fails to perform any condition or obligation required to be performed hereunder, or willfully or intentionally fails to disclose a material fact pertaining to the Assets or the transactions contemplated by this Agreement to the Buyer; or (ii) either elects not to sell the Assets to the Buyer pursuant to the terms of this Agreement, sells or otherwise transfers the Assets or enters into an agreement (in principle or otherwise) with any other person or entity to sell any shares of the capital stock of Seller, to merge with or into, or consolidate Seller with any person or entity other than the Buyer, to sell more than 10% of the Assets to any other person or entity or to effect any other transaction with any other person or entity that would preclude or otherwise frustrate the transfer of the Assets to the Buyer (a "Willful Breach"), the Seller will pay to the Buyer the sum of $100,000, as liquidated damages, and Seller will pay the Buyer the additional sum of $100,000, which the parties agree would be a reasonable estimate of Buyer's lost opportunity cost. The remedy set forth in this paragraph (b) shall be available to the Buyer only in the event that the transactions contemplated hereby are not consummated on or before the Closing Date.

    The provisions of this Section 6.2 shall not be applicable (and the Seller shall not be obligated to pay any amount under this Section 6.2 to Buyer) in the event that the Seller pays to the Buyer the break-up fee described in Section 5.11.

    7.   Conditions to Obligations of the Buyer

         The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

         7.1 Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations. The representations and warranties of the Seller shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         7.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken. Without limiting the foregoing, the Seller's shareholders shall have approved the transactions contemplated by this Agreement.

         7.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Seller's business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

         7.4 Consents of Lenders, Lessors and Other Third Parties. The Seller shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.3 attached hereto.

         7.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Assets after the Closing.

         7.6 Opinion of Counsel. The Buyer shall have received an opinion of Earp, Cohn & Pendery, counsel to the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C. Such opinion may rely on legal opinions of other counsel, including Semmes, Bowen & Semmes.

         7.7 Board of Directors and Shareholder Approval. The Board of Directors and shareholders of the Seller shall have duly authorized the transactions contemplated by this Agreement.

         7.8 The Assets. Except for the Permitted Encumbrances, at the Closing the Buyer shall receive good, clear, record and marketable title to the Assets, free and clear of all liens, liabilities, security interests and encumbrances of any nature whatsoever.

         7.9 Update. The Seller shall have provided the Buyer with a true, correct and complete list and amount, as of the Closing Date, of:

              (a)  the Inventory;

              (b)  the Fixed Assets;

              (c)  the Accounts Receivable, including an aging thereof; and

              (d) the trade accounts payable and accrued liabilities assumed pursuant to Subsection 1.4(a)(i) and (ii) hereof.

         7.10 Cash on Hand at Stores. On the Closing Date, the Seller will have cash on hand, at each Store, of $600, which cash will be transferred to the Buyer pursuant to the terms of this Agreement.

         7.11 Payables. On the Closing Date, the Seller will have used its best efforts to satisfy all obligations to suppliers and vendors of goods and services and other trade creditors which are past due in accordance with their terms and to cause the Seller to have no such obligations to suppliers, vendors and trade creditors outstanding for more than 60 days as of the Closing. In the event that the Seller is unable to satisfy all such obligations to suppliers, vendors and trade creditors as contemplated by the preceding sentence, the Buyer shall be permitted, without Seller's approval, to apply all or any of the Base Purchase Price to any and all of the liabilities of Seller to the extent necessary to enable Seller to satisfy all such obligations to suppliers, vendors and trade creditors.

         7.12 Tax Lien Waivers. On or prior to the Closing Date, the Seller shall have obtained and delivered to the Buyer tax lien waivers from all jurisdictions in which Assets are located and which provide such tax lien waivers.

         7.13 Closing of Offering. The Buyer shall have consummated the Offering.

         7.14 Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following documents:

              (a) a bill of sale substantially in the form attached hereto as Exhibit D;

              (b) such instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Assets;

              (c) such contracts, files and other data and documents pertaining to the Assets or the Seller's business as the Buyer may reasonably request;

              (d) copies of the general ledgers and books of account of the Seller, and all federal, state and local income, franchise, property and other tax returns filed by the Seller with respect to the Assets since January 1, 1990;

              (e) such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in Section 7 as the Buyer shall reasonably request;

              (f) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing

(including tax) of the Seller in Delaware and a certificate of the Secretary of State of each other state or jurisdiction in which the Assets are located, as to Seller's qualification to do business in such jurisdiction;

              (g) certificates of the Chairman of the Board of Directors of the Seller attesting to the incumbency of the Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

              (h) estoppel certificates from each lessor from whom the Seller leases real or personal property consenting to the assumption of such lease by the Buyer and representing that there are no outstanding claims against the Seller under any such lease;

              (i)  the schedules listed in Subsection 7.9;

              (j)  the Escrow Agreement; and

              (k) such other documents, instruments or certificates as the Buyer may reasonably request.

    8.   Conditions to Obligations of the Seller

         The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

         8.1 Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         8.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

         8.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

         8.4 Consents of Lenders, Lessors and Other Third Parties. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

         8.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets.

         8.6 Opinion of Counsel. The Seller shall have received an opinion of Hale and Dorr, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E, and as to such other matters as may be reasonably requested by the Seller or its counsel.

         8.7 Closing Deliveries. The Seller shall have received at or prior to the Closing each of the following documents:

              (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Seller shall reasonably request;

              (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware;

              (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

              (d) Instrument of Assumption of Liabilities executed by the Buyer and accepted by the Seller;

              (e)  payment of the Base Purchase Price;

              (f)  the Escrow Agreement; and

              (g) such other documents, instruments or certificates as the Seller may reasonably request.

    9.   Indemnification

         9.1 By the Buyer and the Seller. The Buyer on the one hand and the Seller, on the other hand, each hereby indemnifies and holds harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Seller in connection with each and all of the following:

              (a) Any breach by the indemnifying party of any representation or warranty in this Agreement;

              (b) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

              (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

provided that, the Buyer shall not be entitled to any indemnification in connection with any of the foregoing, except with respect to claims by third parties, if the Buyer receives the breakup fee pursuant to Section 5.11 or if Buyer receives liquidated damages pursuant to Section 6, and in either of such cases, the Closing does not occur.

         9.2 By the Seller. The Seller further agrees to indemnify and hold harmless the Buyer from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer, in connection with each and all of the following:

              (a) Any claims against, or liabilities or obligations of, the Seller or against the Assets (x) relating to periods prior to the Closing Date
(y) or, if relating to periods after the Closing Date, not specifically assumed by the Buyer pursuant this Agreement;

              (b) The failure of the Buyer to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Seller or the transactions contemplated by this Agreement;

              (c) Any violation by the Seller of, or any failure by the Seller to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to the Seller, the Assets or its business, whether or not any such violation or failure to comply has been disclosed to the Buyer, including any costs incurred by the Buyer (i) in order to bring the Assets into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date or (ii) in connection with the transfer of the Assets;

              (d) Any warranty claim or product liability claim relating to the Seller's business or operations prior to the Closing Date;

              (e)  Any tax liabilities or obligations of the Seller;

              (f) Any claims against, or liabilities or obligations of, the Seller with respect to obligations under Seller's Employee Plans; and

              (g) The litigation matters referenced in Section 4.1(a) of this Agreement.

         9.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement.

         9.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnifying Party may not thereafter question the manner in which the

Indemnified Party defended such third party claim or the amount or nature of any such settlement.

         9.5 Payment of Indemnification Obligation. All indemnification by the Buyer or the Seller hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

         9.6 Survival of Representations; Claims for Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the second anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such second anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such two-year period. Notwithstanding the above, claims resulting from the failure by the Seller to pay any tax when due shall expire one year after any applicable statute of limitations.

    10.  Post-Closing Agreements

    The Seller agrees that from and after the Closing Date:

         10.1 Proprietary Information.

              (a) Except as required by law, the Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of the Seller and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller. The covenant contained in this Section 10.1(a) shall not apply to any business of the Seller unrelated to the Assets, as such unrelated business may be conducted after the consummation of the transactions contemplated by this Agreement.

              (b) The Seller agrees that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

         10.2 No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of five years after the Closing Date, neither the Seller nor any of Ronald W. Martignoni, John A. Boylan or Fred E. Portner (individually, a "Principal" and collectively, the "Principals") shall solicit any person who was an employee of the Seller on the Closing Date to terminate his employment with the Buyer or to become an employee of the Seller or hire any person who was such an employee on the date hereof or on the Closing Date.

         10.3 Non-Competition Agreement.

              (a) For a period of five years after the Closing Date, neither the Seller nor any Principal shall, in any location which is within a three-mile radius of any retail video store owned, operated or franchised by the Buyer during such five-year period (including the Stores): (i) market, rent or sell any product which has the same or substantially the same form, function and primary application as any existing or proposed product marketed, rented or sold by the Seller on or prior to the Closing Date or (ii) engage in any business competitive with the business of the Seller as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Buyer conducted its business during the two years prior to the Closing Date.

              (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

         10.4 Sharing of Data.

              (a) The Seller shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of the Seller prior to the Closing Date and in connection with any litigation matters unrelated to the transactions contemplated by this Agreement to which the Seller is a party (including without limitation, the litigation matters referenced in Section 4.1(a)), and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Seller transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

              (b) The Seller and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Seller to the Buyer and the operation thereof by the Buyer.

         10.5 Use of Name. Without Buyer's prior written consent, the Seller and each of the Principals agrees not to use the name "Choices Entertainment", "Choices" or any derivation thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date hereof. The Seller hereby grants to the Buyer, effective upon the Closing Date, a fully-paid, nonexclusive, perpetual license to use the names "Choices" and "Choices Entertainment" and any derivation thereof (and to use any associated trademarks (including Seller's registered trademark "Choices"), logos, images or names used by Seller in the conduct of its retail video business on or before the Closing Date).

         10.6 Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

    11.  Termination of Agreement

         11.1 Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Boston time, on the Termination Date, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

         11.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. Except as provided in Section 1.10, Section 5.11 or Section 6.2, if applicable, in the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Seller under this Agreement, and the Seller shall have no further obligation or liability to the Buyer under this Agreement.

         11.3 Termination by Reason of Breach. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any condition or obligation hereunder.

         11.4 Survival of Certain Obligations. The provisions of Section 4.2 of this Agreement shall survive any termination of this Agreement pursuant to this Section 11.

    12.  Transfer and Sales Tax

         Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

    13.  Brokers

         13.1 For the Seller. The Seller represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

         13.2 For the Buyer. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

    14.  Notices

         Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by receipt confirmed telecopy, federal express or other reputable overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

    To the Seller:      Ronald W. Martignoni
                        Choices Entertainment Corporation
                        836 West Trenton Avenue
                        Morrisville, Pennsylvania  19067

    With a copy to:     Earp, Cohn & Pendery
                        1515 Market Street
                        Suite 1600
                        Philadelphia, Pennsylvania  19102
                        Attention:  Steven R. Kanes, Esq.

    To the Buyer:       West Coast Entertainment Corporation
                        9990 Global Road
                        Philadelphia, Pennsylvania  19115
                        Attention:  Chief Financial Officer

    With a copy to:     Hale and Dorr
                        60 State Street
                        Boston, MA  02109
                        Attention:  John H. Chory, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; or (b) one business day after delivery to an overnight courier or after the date of confirmation of a telecopy; or (c) three business days after being sent, if sent by registered or certified mail; or (d) on the date of actual receipt, if sent by any other method.

    15.  Arbitration

         (a) Any dispute, controversy or claim between the parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this Section 15. Any arbitration pursuant to this Section 15 shall be conducted by a single arbitrator appointed by the Philadelphia, Pennsylvania office of the American Arbitration Association upon the request of either party. The arbitrator shall have a minimum of five years of experience in the area of business relevant to the particular dispute. Each party shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. Each of the parties shall pay its own costs and expenses in connection with any such arbitration, and the parties shall share equally in the fees and expenses of the arbitrator.

         (b) The parties agree that any such arbitration will occur in Philadelphia, Pennsylvania, any such arbitration award shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by either party in any court.

    16.  Successors and Assigns

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

    17.  Entire Agreement; Amendments; Attachments

         (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller (and to the limited extent they are joining in this Agreement below, the Principals) may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller (and, to the extent related to the provisions to which they are parties, the Principals).

         (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

    18.  Expenses

         Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay the costs and expenses of any audit conducted by, or at the request of, the Buyer, and Seller shall pay the costs and expenses of any accounting services provided to the Seller in connection with the transactions contemplated hereby. Notwithstanding the above, the Buyer shall reimburse Seller for reasonable travel and related expenses (approved by the Buyer in advance) which are incurred in connection with attendance by Seller at meetings requested by the Buyer.

    19.  Legal Fees

         In the event that legal proceedings are commenced by the Buyer against the Seller, or by the Seller against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

    20.  Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    21.  Section Headings

         The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

    22.  Severability

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

    23.  Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                  CHOICES ENTERTAINMENT CORPORATION

ATTEST:

/s/  Mark D. Wiltshire       By:/s/ Ronald W. Martignoni
----------------------          --------------------------------------
                                       Ronald W. Martignoni

                                  Title:President
                                        ------------------------------

                                  PRINCIPALS:

                                  The Principals are hereby executing and
                                  delivering this Agreement for the limited purpose of reflecting their agreement to the matters contained in Sections 10.2, 10.3 and
                                  10.5 (and Section 17). They are not parties hereto for any other purposes.

                                  /s/  Ronald W. Martignoni
                                  ------------------------------------

                                  /s/  John A. Boylan
                                  -----------------------------------

                                  /s/  Fred E. Portner
                                  -----------------------------------


                                  WEST COAST ENTERTAINMENT CORPORATION


ATTEST:
                                  By:/s/  Richard Kelly
                                     --------------------------------

/s/  Sarah Rothermel         Title: CFO
-------------------------           ---------------------------------

                                      Schedule A

                                        Stores

Store #1

Morrisville Shopping Center
West Trenton & Pennsylvania Avenues
Morrisville, PA  19067

Store #2

Winslow Shopping Plaza
542 Berlin Cross Keys Road
Sicklersville, NJ 08081

Store #5

Lower Makefield Shopping Center
78-80 Stony Hill Road
Yardley, PA  19067

Store #6

Village at Newtown
South Eagle Road
Newtown, PA  18940

Store #7

Town Center
406 Town Center
New Britain, PA  18901

Store #9

Shoppes at Foxmoor
1027 Washington Boulevard & Route 133
Robbinsville, NJ  08691

Store #10

Jamesway Plaza
Delsea Drive
Glassboro, NJ  08028

Store #12

Fox Run Shopping Center
200 Foxhunt Drive
Bear, DE  19701

Store #13

Choices Movies & Games
8799 Frankford Avenue
Philadelphia, PA  19136

                                      Exhibit A

                               FORM OF ESCROW AGREEMENT


         This Escrow Agreement is entered into as of __________, 1997, between West Coast Entertainment Corporation, a Delaware corporation (the "Buyer"), and Choices Entertainment Corporation, a Delaware corporation (the "Seller").

         WHEREAS, the Buyer has acquired, as of the date hereof, certain assets of the Seller pursuant to an Asset Purchase Agreement dated __________, 1996 (the "Purchase Agreement") by and among the Buyer and the Seller.

         WHEREAS, the Purchase Agreement provides that an escrow account will be established to secure the Seller's indemnification obligations to the Buyer under the Purchase Agreement on the terms and conditions set forth herein, and that the Buyer will act as Escrow Agent.

         WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement.

         2.   Escrow and Indemnification.

              (a) Escrow Fund. The Buyer shall hold as Escrow Agent $243,000 in cash (such amount, together with any interest earned thereon, as provided herein, the "Escrow Fund"). The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Buyer agrees to accept delivery of the Escrow Fund as Escrow Agent and to hold the Escrow Fund in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement. The Buyer shall not be entitled to any fee or compensation in respect of its serving as the Escrow Agent.

              (b) Indemnification. The Seller has agreed in Section 9 of the Purchase Agreement to indemnify and hold harmless the Buyer from and against certain claims, damages, losses, liabilities, costs and expenses ("Damages"). The Escrow Fund shall be security for such indemnity obligations of the Seller, subject to the limitations, and in the manner provided, in this Agreement.

              (c) Investment of Escrow Fund. The Escrow Fund shall be invested in a separate bank, money market or other similar interest-bearing account which in any event shall be mutually acceptable to the Buyer and the Seller. All amounts earned on the Escrow Fund shall be retained in (and become part of) the Escrow Fund and available to satisfy indemnity claims of the Buyer in accordance with the Purchase Agreement.

              (d) Transferability. The interest of the Seller in the Escrow Fund shall not be assignable or transferable, other than by operation of law or pursuant to the terms of this Agreement. Notice of any such assignment or transfer by operation of law shall be given to the Buyer, on its own behalf and as Escrow Agent, and no such assignment or transfer shall be valid until such notice is given.

         3. Administration of Escrow Account. The Buyer, as Escrow Agent, shall administer the Escrow Account as follows:

              (a) If the Buyer has incurred or suffered Damages for which it is entitled to indemnification under Section 9 of the Purchase Agreement, the Buyer shall, prior to the date which is two years following of the Closing Date under the Purchase Agreement (the "Termination Date"), give written notice of such claim (a "Claim Notice") to the Seller. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount") and the basis for such claim.

              (b) Within 20 days after delivery of a Claim Notice the Seller shall provide to the Buyer, on its own behalf and as Escrow Agent, a written response (the "Response Notice") in which the Seller shall: (i) agree that a portion of the Escrow Fund equal to the full Claimed Amount may be released from the Escrow Account to the Buyer, (ii) agree that a portion, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Buyer or (iii) contest that any of the Escrow Fund may be released from the Escrow Account to the Buyer. The Seller may contest the release of all or a portion of the Escrow Fund only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Buyer is entitled to indemnification under Section 9 of the Purchase Agreement. If no Response Notice is delivered by the Seller within such 20-day period, the Seller shall be deemed to have agreed that a portion of the Escrow Fund equal to all of the Claimed Amount may be released to the Buyer from the Escrow Account.

              (c) If the Seller in the Response Notice agrees (or is deemed to have agreed) that a portion of the Escrow Fund equal to all of the Claimed Amount may be released from the Escrow Account to the Buyer, the Buyer may transfer and deliver to itself such portion of the Escrow Fund (or if the Escrow Fund is less than the amount to be so released, all of the Escrow Fund).

              (d) If the Seller in the Response Notice agrees that part, but not all, of the Claimed Amount may be released from the Escrow Fund to the Buyer, the Buyer may transfer and deliver to itself for its own account a portion of the Escrow Fund equal to such part of the Claimed Amount (or if the Escrow Fund is less than the amount to be so released, all of the Escrow Fund).

              (e) If the Seller in the Response Notice contests the release of all or part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration in accordance with the provisions of Section 15 of the Purchase Agreement. The final decision of the arbitrator shall be furnished to the Seller and the Buyer, on its own behalf and as Escrow Agent, in writing and shall constitute a conclusive determination of the issue in question, binding upon the Seller and the Buyer, on its own behalf and as Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's award. After delivery of a Response Notice that the Claimed Amount is contested by the Seller, the Buyer, as Escrow Agent, shall continue to hold in the Escrow Account a portion of the Escrow Fund sufficient to cover the Contested Amount, notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by the Buyer and the Seller setting forth instructions to the Buyer, as Escrow Agent, as to the release of the portion of the Escrow Fund, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the arbitrator setting forth instructions to the Buyer, as Escrow Agent, as to the release of the portion of the Escrow Fund, if any, that shall be made with respect to the Contested Amount. The Buyer, as Escrow Agent, shall thereupon release a portion of the Escrow Fund from the Escrow Account in accordance with such agreement or instructions.

         4.   Release of Escrow Fund.

              (a) Promptly after the Termination Date, the Buyer, as Escrow Agent, shall distribute to the Seller all of the Escrow Fund then held in escrow. Notwithstanding the foregoing, if the Buyer has previously given a Claim Notice which has not then been resolved in accordance with Section 3, the Buyer, as Escrow Agent, shall retain in the Escrow Account after the Termination Date a portion of the Escrow Fund equal to the Claimed Amount which has not then been resolved.

              (b) Any distribution of all or a portion of the Escrow Fund to the Seller shall be made by delivery of a bank or certified check, or wire transfer of immediately available funds, at the address set forth in Section 7 (or such other address as may be provided in writing to the Buyer, as Escrow Agent by the Seller).

         5.   Limitation of Escrow Agent's Liability.

              (a) The Buyer, in its capacity as Escrow Agent, shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. In all questions arising under the Escrow Agreement, the Buyer, as Escrow Agent, may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Buyer, as Escrow Agent, based on such advice the Buyer, as Escrow Agent, shall not be liable to anyone. The Buyer, as Escrow Agent, shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

              (b) Neither the Buyer, as Escrow Agent, nor any of its directors, officers, employees or agents shall be liable to anyone for any action taken or omitted to be taken by it in good faith by it or any of its directors, officers, employees or agents hereunder, except in the case of gross negligence or willful misconduct. In no event shall the Buyer, as Escrow Agent, be liable for indirect, punitive, special or consequential damages.

         6. Termination. This Agreement shall terminate upon the later of the Termination Date or the release by the Buyer, as Escrow Agent, of all of the Escrow Fund in accordance with this Agreement; provided that the provisions of
Section 5 shall survive such termination or the resignation or removal of the Buyer as Escrow Agent.

         7. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

         If to the Buyer, on its own behalf and as Escrow Agent:

         West Coast Entertainment Corporation
         9990 Global Road
         Philadelphia, PA 19115
         Attn:  Chief Operating Officer

         If to the Seller:

         Choices Entertainment Corporation
         836 West Trenton Avenue
         Morrisville, Pennsylvania  19067
         Attention:  Chief Executive Officer

         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 7.

         8. Successor Escrow Agent. In the event the Buyer becomes unavailable or unwilling to continue in its capacity as Escrow Agent, the Buyer may resign as Escrow Agent and be discharged from its duties or obligations hereunder by delivering a resignation to the Seller not less than 30 days' prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Seller so long as such successor is a bank with assets of at least $50 million, and may appoint any other successor Escrow Agent with the consent of the Seller, which shall not be unreasonably withheld. The Buyer shall be solely responsible for payment of any fee or compensation due to any successor Escrow Agent.

         9.   General.

              (a) Governing Law, Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

              (b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              (c) Entire Agreement. Except as set forth in the Purchase Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

              (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

              (e) Amendment. This Agreement may be amended only with the written consent of the Buyer, on its own behalf and as Escrow Agent, and the Seller.

              (f) Force Majeure. None of the parties hereto shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses (provided that the parties hereto will maintain reasonable measures to protect against any such viruses), power failures, earthquakes or other such disasters.







                                    (end of page)

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                             THE BUYER, ON ITS OWN BEHALF AND AS ESCROW AGENT:

                             WEST COAST ENTERTAINMENT CORPORATION


                             By:
                                ---------------------------------

                                ---------------------------------
                                (print name and title)


                             THE SELLER:

                             CHOICES ENTERTAINMENT CORPORATION


                             By
                               ----------------------------------

                               ----------------------------------
                               (print name and title)

                                      Exhibit B

                       INSTRUMENT OF ASSUMPTION OF LIABILITIES



         This Instrument of Assumption of Liabilities dated ______ __, 1997 is made by West Coast Entertainment Corporation, a Delaware corporation (the "Buyer"), in favor the Seller named below (the "Seller"). All capitalized terms used in this Instrument of Assumption of Liabilities and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated December __, 1996 by and between the Buyer and the Seller (the "Agreement").

         WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer substantially all of the assets and business of the Seller;

         WHEREAS, in partial consideration therefor, the Agreement requires the Buyer to assume certain of the liabilities of the Seller;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer hereby agrees as follows:

         1. The Buyer shall assume and agree to perform, pay and discharge the Assumed Liabilities.

         2. The Buyer does not hereby assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, from and after the date hereof, any liabilities, obligations and commitments that are not Assumed Liabilities.

         3. Nothing herein shall be deemed to deprive the Buyer of any defenses, set-offs or counterclaims which the Seller may have, have had or which the Buyer shall have against third parties with respect to any of the obligations, liabilities and commitments hereby assumed (the "Defenses and Claims"), so long as the assertion of such Defenses and Claims does not result in the Seller being legally responsible to pay any Assumed Liability. The Seller hereby transfers, conveys and assigns to the Buyer all Defenses and Claims and agrees to cooperate with the Buyer, at the Buyer's expense, to maintain, secure, perfect and enforce the Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by the Buyer in connection with the Defenses and Claims.

         4. The Buyer, by its execution of this Instrument of Assumption of Liabilities, and the Seller, by its acceptance of this Instrument of Assumption of Liabilities, each hereby acknowledge and agree that neither the representations and warranties nor the rights and remedies of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

         5. This Instrument of Assumption may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Buyer and the Seller have caused this Instrument to be duly executed under seal as of and on the date first above written.


                                  BUYER:

                                  WEST COAST ENTERTAINMENT CORPORATION


                                  By:
                                     ----------------------------------

                                  Title:
                                        -------------------------------

ACCEPTED:

SELLER:


CHOICES ENTERTAINMENT CORPORATION,
a Delaware corporation


By:
   ---------------------------------

Title:
      ------------------------------

                                      Exhibit C

                       Substance of Opinion of Seller's Counsel


         1. The Seller is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller is qualified to transact business as a foreign corporation in each jurisdiction where the nature of its business would require it to be so qualified.

         2. The Seller has the corporate power to conduct its business as it is currently being conducted, to execute and deliver the Asset Purchase Agreement, and the other agreements, instruments and documents contemplated thereby (collectively, with the Asset Purchase Agreement, the "Transaction Documents") to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate and stockholder action on the part of the Seller.

         3. Each of the Transaction Documents has been duly executed and delivered by the Seller, and is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms.

         4. Except as set forth in the Asset Purchase Agreement (including the Schedules and Exhibits thereto), neither the execution and delivery by the Seller of the Transaction Documents, nor the consummation by the Seller of the Closing, with or without the giving of notice, the passage of time or both, (a) violates the provisions of any law, rule or regulation applicable to the Seller,
(b) violates the provisions of the Charter or Bylaws of the Seller, (c) violates any judgment, decree, order or award known to us of any court, governmental body or arbitrator specifically naming the Seller or by which the Seller or its assets or properties are bound, or (d) to such counsel's actual knowledge, conflicts with or results in the breach or termination of any term or provision of, or constitutes a default under, or requires any consent under, or causes any acceleration under, or causes the creation of any lien, charge or encumbrance upon the Seller's assets pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Seller is a party or by which the Seller or any of its assets is bound.

         5. Except for licenses, approvals or consents of governmental authorities required in order for the Buyer to operate the business of the Seller after the Closing, and consents, waivers and approvals of governmental authorities obtained and delivered at the Closing, no consent, approval or authorization of, or filing with, any state or federal governmental authority is necessary for the execution or delivery by the Seller of the Transaction Documents, or the consummation by the Seller of the transactions contemplated thereby.

         6. To such counsel's actual knowledge, without having undertaken any independent searches of computerized data bases or the dockets of any court, administrative agency or regulatory body or other tribunal, and except as set forth on Schedule 2.7 [litigation disclosure schedule] to the Asset Purchase Agreement, there is no litigation, suit, action, investigation, adversarial proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Seller, the Assets or the business or condition (financial or otherwise) of the Seller.

                                      Exhibit D

                                     BILL OF SALE

         This Bill of Sale dated ______ __, 1997 is executed and delivered by the Seller named below (the "Seller"), to West Coast Entertainment Corporation, a Delaware corporation (the "Buyer"). All capitalized terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated December __, 1996 by and between the Buyer and the Seller (the "Agreement").

         WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer substantially all of the assets of the Seller, and the Buyer has agreed to assume certain of the liabilities of the Seller;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

         1. The Seller hereby sells, transfers, conveys, assigns and delivers to the Buyer, and its successors and assigns, to have and to hold forever, all of the Assets.

         2. Notwithstanding the foregoing, the Assets to be transferred to the Buyer under this Bill of Sale shall not include the Excluded Assets.

         3. The Seller does hereby irrevocably constitute and appoint the Buyer, and its successors and assigns, its true and lawful attorney, with full power of substitution, in its name or otherwise, and on behalf of the Seller, or for its own use, to claim, demand, collect and receive at any time and from time to time any and all assets, properties, claims, accounts and other rights, tangible or intangible, hereby sold, transferred, conveyed, assigned and delivered, or intended so to be, and to prosecute the same at law or in equity and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release.

         4. The Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

         5. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Seller and the Buyer have caused this Bill of Sale to be duly executed under seal as of and on the date first above written.


                                  SELLER:

                                  CHOICES ENTERTAINMENT CORPORATION, a Delaware corporation


                                  By:
                                      ---------------------------------

                                  Title:
                                         ------------------------------


ACCEPTED:

WEST COAST ENTERTAINMENT CORPORATION,
a Delaware corporation


By:
   -----------------------------

Title:
      --------------------------

                                      Exhibit E

                        Substance of Opinion of Hale and Dorr



         1. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is qualified to do business and is in good standing in the Commonwealth of Pennsylvania and the State of New Jersey.

         2. The Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents to which the Buyer is a party have been duly and validly authorized by all necessary corporate action on the part of the Buyer. Each of the Transaction Documents to which the Buyer is a party has been duly and validly executed and delivered by the Buyer, and constitutes the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its respective terms.

         3. Except as set forth in the Asset Purchase Agreement, including the schedules and exhibits thereto, neither the execution and delivery by the Buyer of the Transaction Documents to which it is a party, nor the consummation by the Buyer of the Closing, with or without the giving of notice, the passage of time or both, (a) violates the provisions of any law, rule or regulation applicable to the Buyer; (b) violates the provisions of the Charter or By-laws of the Buyer; or (c) violates any judgment, decree, order or award of any court, governmental body or arbitrator specifically naming the Buyer or by which it or its assets or properties are specifically bound of which we are aware.

         4. Except as obtained and in effect at the Closing, no consent, approval, order or authorization of, or filing with, any governmental authority (other than filings required to be made after the Closing under applicable federal and state securities laws) is required on the part of the Buyer in connection with the execution and delivery of the Transaction Documents to which it is a party or the consummation of the transactions contemplated thereby.